SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

––––––

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported
July 24, 2006

Environmental Tectonics Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania
(State or other jurisdiction of incorporation of organization)

1-10655	23-1714256
(Commission File Number)	(IRS Employer Identification Number)

County Line Industrial Park
Southampton, Pennsylvania	18966
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (215) 355-9100

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

     On July 24, 2006 (the “Effective Date”), Environmental Tectonics Corporation (the “Company”) entered into an employment agreement (the “Employment Agreement”) with William F. Mitchell (“Mitchell”) pursuant to which Mitchell continues to be employed as the President and Chief Executive Officer of the Company. Mitchell has been the Chairman of the Board, President and Chief Executive Officer of the Company since 1969, except for the period from January 24, 1986 to January 24, 1987 when he was engaged principally in soliciting sales for the Company’s products in the overseas markets.

     Under the Employment Agreement, Mitchell is entitled to receive a base salary of $225,000, which is subject to increase annually based on a review of Mitchell’s performance by the Company’s Board of Directors. Mitchell is also entitled to receive a bonus based on a formula and targets to be set forth in the Company’s Chief Executive Officer Bonus Plan.

     The term of the Employment Agreement is three years from the Effective Date and, if the Company does not renew the Employment Agreement for additional three-year periods, Mitchell is entitled to terminate the Employment Agreement and receive certain benefits under the terms of the Employment Agreement including, without limitation, three years of base salary, bonuses and participation in various benefit plans of the Company.

     The Employment Agreement also provides Mitchell with three years of base salary, bonuses and participation in various benefit plans of the Company if his employment is terminated by the Company without cause, as defined in the Employment Agreement, or if Mitchell terminates his employment with the Company for good reason, as defined in the Employment Agreement, including a change in control of the Company, as defined in the Employment Agreement.

     The above summary is qualified in its entirety by reference to the Employment Agreement, a copy of which is included as Exhibit 10.1 of this Current Report on Form 8-K.

Item 9.01      Financial Statements and Exhibits

     (d)      Exhibits

          10.1      Executive Employment Agreement, dated as of July 24, 2006, by and between William F. Mitchell and the Company.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENVIRONMENTAL TECTONICS CORPORATION Registrant

Date: July 24, 2006	By: /s/ Duane D. Deaner
Duane D. Deaner
Chief Financial Officer

Exhibit Index

10.1      Executive Employment Agreement, dated as of July 24, 2006, by and between William F. Mitchell and the Company.